Calculation of Filing Fee Tables
S-3
STARWOOD PROPERTY TRUST, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid		Equity	Common Stock, par value $0.01 per share	457(o)			$ 49,262,940.00	0.0001531	$ 7,542.16
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	1	Equity	Common Stock, par value $0.01 per share	415(a)(6)			$ 450,737,060.00			S-3	333-264946	05/13/2022	$ 56,750.08
			Total Offering Amounts:				$ 500,000,000.00		$ 7,542.16
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 7,542.16
Offering Note
[1]	The $450,737,060 of unsold securities were carried forward from the registrant's registration statement on Form S-3 (No. 333-264946), filed with the Securities and Exchange Commission (the "SEC") on May 13, 2022, and the related prospectus supplement filed with the SEC on May 13, 2022, pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended. In connection with the registration of these securities, a registration fee of $56,750.08 was previously paid, which registration fee will continue to be applied to these securities.